Exhibit 23.1

              [Letterhead of De Joya Griffith & Company, LLC]



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement on Form S-8 of our report dated May 7, 2012 relating to the audit of the financial statements of Journal of Radiology, Inc., appearing in the Annual Report on Form 10-K of Journal of Radiology, Inc. as of June 30, 2011 and for the year ended June 30, 2011 and from inception (May 21, 2009) through June 30, 2011.

Our report contains an explanatory paragraph that states that Journal of Radiology, Inc. has incurred significant losses from operations, anticipates additional losses in the next fiscal year, and has insufficient working capital as of May 7, 2012 to fund the anticipated losses, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




De Joya Griffith & Company, LLC
Henderson, Nevada
May 7, 2012

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